PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this “Agreement”) is made and entered into on this 4th of May, 2005 (the “Execution Date”), by and between MURPHY EXPLORATION & PRODUCTION COMPANY — USA (the “Seller”), a Delaware corporation whose address is 131 South Robertson Street, New Orleans, Louisiana 70112, and ENERGY RESOURCE TECHNOLOGY, INC. (the “Buyer”), a Delaware corporation whose address is 400 North Sam Houston Parkway East, Suite 400, Houston, Texas 77060. Seller and Buyer are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

     WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept from Seller, the “Assets” (as hereinafter defined) pursuant to the terms of this Agreement.

     NOW, THEREFORE, for and in consideration of the promises and of the mutual agreements, provisions and covenants herein contained, and the mutual benefits to be derived therefrom, the Parties do hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.01 Defined Terms. Each capitalized term used herein shall have the meaning ascribed to it in this Article I unless such term is defined elsewhere in this Agreement.

“AAA” shall have the meaning ascribed thereto in Section 9.01(b).

“Adjusted Purchase Price” shall mean the Purchase Price as adjusted pursuant to Section 3.01.

“Adjustment Statement” shall have the meaning ascribed thereto in Section 3.03.

“Affiliate” of a Person shall mean any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any Person or (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

“Agreement” shall have the meaning ascribed thereto in the introduction to this Purchase and Sale Agreement.

“Allocated Values” shall have the meaning ascribed thereto in Section 3.06.

“Assets” shall have the meaning ascribed thereto in Section 2.02.

“Assumed Obligations” shall have the meaning ascribed thereto in Section 10.02(a).

“Breach Notice” shall have the meaning ascribed thereto in Section 7.06(a).

“Business Days” shall have the meaning ascribed thereto in Section 3.02.

“Buyer” shall have the meaning ascribed thereto in the introduction to this Agreement.

“Buyer Indemnitees” shall have the meaning ascribed thereto in Section 10.01(a).

“Cap” shall have the meaning ascribed thereto in Section 10.01(b)(v).

“Claim Notice” shall have the meaning ascribed thereto in Section 10.01(b)(ii).

“Closing” shall have the meaning ascribed thereto in Section 4.01.

“Closing Date” shall have the meaning ascribed thereto in Section 4.01.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Buyer and Seller dated February 15, 2005.

“Contracts” shall have the meaning ascribed thereto in Section 2.02(e).

“Deductible” shall have the meaning ascribed thereto in Section 10.01(b)(iv).

“Defensible Title” means, subject to and except for the Permitted Encumbrances:

(a)	With respect to each Property shown on Schedule 2.02(a)(i), the Seller is (and Buyer upon Closing will be) (i) entitled to receive not less than the percentage set forth on Schedule 2.02(a)(i) as the Net Revenue Interest of all Hydrocarbons produced, saved and marketed from such Property, well or unit, all without reduction, suspension or termination of such interests throughout the productive life of such Property, except as set forth on Schedule 2.02(a)(i), and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development and operation of such Property not greater than the “Working Interest” shown on Schedule 2.02(a)(i), without increase, throughout the productive life of such Property, except as set forth on Schedule 2.02(a)(i); and

(b)	the title of the Seller with respect to a Property is free and clear of all liens, encumbrances and defects.

In the case of Other Assets, “Defensible Title” shall mean the Seller’s right, title and interest in the Other Assets, free and clear of all liens and encumbrances, subject to and except for the Permitted Encumbrances.

“Deposit” shall have the meaning ascribed thereto in Section 3.05(a).

“Disputes” shall have the meaning ascribed thereto in Section 9.01(a).

“Easements” shall have the meaning ascribed thereto in Section 2.02(c).

“Effective Time” shall mean 7:00 a.m. Central Standard Time on February 1, 2005.

“Employment Arrangements” shall have the meaning ascribed thereto in Section 7.13.

“Environmental and Regulatory Assessment” shall mean an on-site inspection of the Assets (or part thereof) together with review of pertinent records in the possession of Seller relating to the environmental condition and regulatory compliance of the Assets. With the prior written consent of Seller, not to be unreasonably withheld, Buyers may conduct a Phase I analysis of the Assets in connection with the Environmental and Regulatory Assessment. In no event, however, shall the Environmental and Regulatory Assessment include any surface or subsurface invasive or intrusive sampling of the Assets without the separate, prior and written consent of the Seller, which consent may not be unreasonably withheld by Seller. The Environmental and Regulatory Assessment shall be conducted by employees of Buyer and environmental consultants that are reasonably acceptable to Seller and are engaged and paid solely by Buyer. Performance of the Environmental and Regulatory Assessment shall be conducted during reasonable business hours of Seller.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970; and all similar laws of any Governmental Authority having jurisdiction over the Assets in question addressing pollution, protection of the environment, or occupational health and safety, and all amendments to such laws and all regulations implementing any of the foregoing.

“Environmental Liabilities” means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including any remediation or clean up costs) or penalties created by, related to, or arising out of any Environmental Law or contractual obligations related to surface or environmental remediation or repair, together with any reasonable attorneys’ or arbitrators’ fees and all other related legal fees and costs in connection with any of the foregoing.

“Environmental Notice” shall have the meaning ascribed thereto in Section 7.02(b).

“Examination Period” shall have the meaning ascribed thereto in Section 7.01(a).

“Excluded Assets” shall have the meaning ascribed thereto in Section 2.03.

“Execution Date” shall have the meaning ascribed thereto in the introduction to this Agreement.

“GAAP” shall mean “generally accepted accounting principles” as in effect in the United States of America from time to time.

“General Liabilities” means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs or penalties created by, related to, or arising out of ownership or operation of the Assets, any contractual relationship, or any Legal Requirements, excluding Environmental Liabilities, together with any reasonable attorneys’ or arbitrators’ fees and all other related legal fees and costs in connection with any of the foregoing.

“Governmental Approvals” shall mean any approvals of any Governmental Authority (including the Federal Energy Regulatory Commission) required in connection with the transactions contemplated by this Agreement, but excluding consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets.

“Governmental Authority” shall mean any governmental, quasi-governmental, state, county, city or other political subdivision of the United States of America, or any agency, court or instrumentality, or statutory or regulatory body thereof.

“Hydrocarbons” shall have the meaning ascribed thereto in Section 2.02(d).

“Imbalance Statement” shall have the meaning ascribed thereto in Section 7.07(a).

“Indemnified Losses” shall mean any and all Losses incurred by an Indemnified Party, excluding any portion of the Losses resulting from the Indemnified Party’s gross negligence or willful misconduct, provided that any such Losses shall be reduced by (i) any insurance proceeds actually recovered by the Indemnified Party or any of its Affiliates from any Person that is not an Affiliate of such Indemnified Party with respect to such Loss and (ii) the amount of any funds contributed to the Indemnified Party or any of its Affiliates by any third party with respect to any such Losses.

“Indemnified Party” shall have the meaning ascribed thereto in Section 10.04.

“Indemnifying Party” shall have the meaning ascribed thereto in Section 10.04.

“Interim Period Liabilities” shall mean Indemnified Losses to the extent caused by the gross negligence or willful misconduct of Seller in the operation of the Assets between the Effective Time and the Closing Date; provided, however, that Interim Period Liabilities shall not in any event include (a) any liabilities or obligations resulting from Buyer’s failure to provide its approval pursuant to Section 7.03(a) or (b) any liabilities or obligations resulting from Buyer’s access to or inspection of the Assets prior to the Closing.

“Knowledge” means the actual, current knowledge of a Party after reasonable and diligent inquiry.

“Leases” or “Lease” shall have the meaning ascribed thereto in Section 5.07.

“Legal Requirements” shall mean all applicable federal, state and local laws (statutory, judicial or otherwise), judgments, decrees, orders, statutes, ordinances, rules and regulations in effect from time to time.

“Lessor” shall mean, as to the oil and gas Leases, the United States Department of the Interior, Minerals Management Service.

“Losses” shall mean all claims, causes of action, demands, lawsuits, suits, losses, costs, damages, liabilities and expenses of every type, including reasonable arbitrators’ or attorneys’ fees and expenses.

“Material Casualty Loss” shall have the meaning ascribed thereto in Section 7.12(a).

“Material Environmental Condition” shall have the meaning ascribed thereto in Section 7.02(b).

“Net Revenue Interest” with respect to any Property, shall be the percentage interest in production set forth as “NRI’ or “ORRI’ for such Property in Schedules 2.02(a)(i) and 5.09.

“Notice Period” shall have the meaning ascribed thereto in Section 10.04.

“Overrides” shall have the meaning ascribed thereto in Section 2.02(a)(ii).

“Party” shall have the meaning ascribed thereto in the introduction to this Agreement.

“Permitted Encumbrances” means with respect to any Assets any and all of the following:

(a)	consents to assignment and similar contractual provisions affecting such Assets, including consents that are customarily obtained after closing, other than any consents required to be obtained prior to the Closing in connection with the transactions contemplated hereunder;

(b)	preferential rights to purchase or sell and similar contractual provisions, which are listed in Schedule 5.14, affecting such Assets;

(c)	change of operator rights;

(d)	required notices to and filings with a Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;

(e)	rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Assets in any manner whatsoever and all Legal Requirements of such Governmental Authorities, so long as the same have not been applied to reduce the Net Revenue Interest for such Assets;

(f)	easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches,

reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such Assets that do not materially affect or impair the ownership, use or operation of such Assets;

(g)	liens for taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(h)	liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(i)	any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Assets or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairman’s’, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(j)	any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve to the Seller its interests in such Assets;

(k)	any obligations or duties affecting such Assets to any municipality or public authority with respect to any franchise, grant, license or permit of record;

(l)	the terms and conditions of the instruments creating such Assets and all Lessor’s royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time (in each case) that do not operate to reduce the Net Revenue Interest for such Assets (if any) set forth on Schedule 2.02(a)(i) or increase the Working Interest for such Assets (if any) set forth on Schedule 2.02(a)(i) without a corresponding increase in the corresponding Net Revenue Interest;

(m)	(i) division orders; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; injection agreements; production handling agreements; salt water or other disposal agreements; and seismic or geophysical permits or agreements (in each case) to the extent the same are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business, so long as the same have not been applied to reduce the Net Revenue Interest for such Assets or increase the Working Interest for such Assets, and (ii) non-Affiliate production sales contracts; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; plant agreements; repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and pipeline, gathering and transportation agreements that can be terminated upon not more than 180 days notice without penalty, so long as the same have not been applied to reduce the Net Revenue Interest for such Assets or increase the Working Interest for such Assets;

(n)	title defects that Buyer waives in writing;

(o)	any matters set forth in Schedules 2.02(a)(i), 2.02(a)(iii), 2.02(e)(i), 3.01(b)(iv), 5.05, 5.06, 5.07, 5.08(a), 5.08(b), 5.09, 5.10, 5.11, 5.14, 5.16 and 7.07(a); and

(p)	all defects and irregularities affecting such Assets that do not operate to reduce the Net Revenue Interest for such Assets (if any) set forth on Schedule 2.02(a)(i), increase the Working Interest for such Assets (if any) set forth on Schedule 2.02(a)(i) without a corresponding increase in the corresponding Net Revenue Interest, or otherwise interfere materially with the operation, value or use of such Assets.

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

“Pre-Effective Time Liabilities” shall mean Indemnified Losses incurred as a result of a Third Party Claim for personal injury or death or damage to property occurring prior to the Effective Time attributable to the ownership or operation of the Assets prior to the Effective Time; provided, however, that Pre-Effective Time Liabilities shall not in any event include any Environmental Liabilities which are addressed in Section 7.02(c).

“Property” or “Properties” shall have the meaning ascribed thereto in Section 2.02(a)(i).

“Purchase Price” shall have the meaning ascribed thereto in Section 3.01.

“Qualified Buyer” shall mean that the Buyer (or in the event of the exercise of any applicable preferential purchase rights, the buyer exercising such rights) shall (i) be qualified with all applicable Governmental Authorities to own and operate the applicable Assets, (ii) has satisfied the bonding requirements of the Minerals Management Service and other federal and state regulatory agencies in order to own and operate the Assets, and (iii) has established by performance bond(s), letter(s) of credit, escrow account(s) or other form of surety, all as approved by Seller, to ensure the performance of all Lease obligations, including but not limited to the proper plugging and abandonment of all wells and facilities, and the clean-up and restoration of the leasehold premises.

“Records” shall have the meaning ascribed thereto in Section 2.02(f).

“Securities Act” shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning ascribed thereto in the introduction to this Agreement.

“Seller Indemnitees” shall have the meaning ascribed thereto in Section 10.02(b).

“Suspense Amounts” shall have the meaning ascribed thereto in Section 3.01(c)(ii).

“Third Party Claims” shall mean a third-party claim asserted against an Indemnified Party by a Person other than (i) an Affiliate of such Indemnified Party or (ii) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

“Title Defect” shall mean that the Seller has less than Defensible Title to such Property. The loss of or reduction of interest in any Property or portion thereof following the Effective Time due to (i) any election or decision made by Seller in accordance with Section 7.03 or (ii) the expiration of the primary term of any lease set forth on Schedule 2.02(a)(i), shall not constitute a Title Defect.

“Upward Adjustment Notice” shall have the meaning ascribed thereto in Section 7.01(d)(i).

“Wells” shall have the meaning ascribed thereto in Section 5.09.

“Working Interest” with respect to any Property, shall be the percentage interest of costs borne for such Property set forth as “WI” or “GWI” for such Property in Schedules 2.02(a)(i), 5.09 and 5.10.

1.02 Other Definitional Provisions and Construction.

(a)	As used herein and in any certificate or document made or delivered pursuant hereto, accounting terms not wholly defined in this Agreement shall have the respective meanings given to them under GAAP as in effect on the date of such certificate or document.

(b)	The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)	Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter, (ii) references to Articles and Sections refer to Articles and Sections of this Agreement; (iii) references to Schedules refer to the Schedules attached to this Agreement, each of which is made a part hereof for all purposes; (iv) references to money refer to legal currency of the United States of America; and (v) the word “including” means “including, without limitation.”

(d)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE

2.01 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Buyer agrees to purchase and receive from Seller, and Seller agrees to sell and deliver to Buyer, the Assets.

2.02 Assets. Subject to Section 2.03, the term “Assets” shall mean all of Seller’s right, title and interest in and to:

(a)	(i) the leasehold estates in and to the oil and gas leases (collectively, the “Leases” or singularly the “Lease”) described on Schedule 2.02(a)(i) (and any extensions, renewals, ratifications or amendments to such Leases, whether or not such extensions, renewals, ratifications or amendments are described on Schedule 2.02(a)(i)), (ii) the overriding royalty interests (the “Overrides”) and reversionary interests described on Schedule 2.02(a)(i), and (iii) the other assets described on Schedule 2.02(a)(iii) (the “Other Assets”) (collectively, the “Properties,” or singularly, a “Property”);

(b)	all real or immovable property and rights incident to or used in conjunction with the Properties, including (i) all rights with respect to the use and occupation of the surface of and the subsurface depths under the Properties; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Property being a part thereof, including all production from such pool or unit allocated to any such Property; (iii) all platforms and pipelines; and (iv) all surplus materials, stocks and inventory listed on Schedule 2.02(b)(iv);

(c)	all easements, rights-of-way, servitudes, permits, licenses, franchises and other estates or similar rights and privileges to the extent related to or used in connection with the Properties (“Easements”);

(d)	all oil, gas and other hydrocarbons produced from or attributable to the Properties (the “Hydrocarbons”) and all personal property, fixtures, inventory and improvements located on or to the extent reasonably necessary in connection with the operation of the Properties and the Easements or with the production, treatment, sale, or disposal of the Hydrocarbons, byproducts or waste produced therefrom or attributable thereto, including all wells (whether producing, shut in or abandoned, and whether for production, injection or disposal), wellhead equipment, pumps, pumping units, flowlines, gathering systems, platforms, pipelines, piping, tanks, buildings, boat docks, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery;

(e)	all of Seller’s contractual rights and obligations to any gas imbalance related to the Properties, as of the Effective Time, whether underproduced or overproduced, and based on each individual reservoir, Lease or unit or pipeline imbalance, as applicable;

(f)	all contracts and instruments, including but not limited to the contracts and instruments listed on Schedule 2.02(e)(i), to the extent the same relate to the Properties after the Effective Time (collectively, the “Contracts”);

(g)	any and all books, records, files, muniments of title, reports, governmental agency compliance information, logs, core samples, geological and engineering data and information (including blueprints, maps and diagrams) and interpretive data that directly relate to the Properties (the “Records”); provided, that the interpretive data are not subject to license or transfer restrictions; and

(h)	grant to Buyer a non-exclusive license to Seller’s proprietary geophysical data for the Properties; provided however, Buyer shall bear all copying and handling costs to deliver said geophysical data to Buyer. To the extent that Buyer acquires the required licenses and consents for the nonproprietary geophysical data for the Properties, and at Buyer’s sole costs and expenses, Seller shall provide copies of said nonproprietary geophysical data, subject to any restrictions on Seller’s license to said nonproprietary geophysical data.

2.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby (collectively, the “Excluded Assets”):

(a)	those certain interests in and to the properties described on Schedule 2.03(a);

(b)	all furniture, fixtures and equipment located in, and all contracts relating to Seller’s office at 131 South Robertson Street, New Orleans, Louisiana;

(c)	all corporate, financial, legal and tax records of Seller, except those required by Buyer for governmental required corporate filings;

(d)	any and all proceeds, benefits, refunds, settlements, income or revenue accruing and attributable to the Assets prior to the Effective Time (other than with respect to any imbalances described on the Imbalance Statement), and any and all claims of Seller or its Affiliates for refunds of or loss carry forwards with respect to taxes attributable to the Assets for any period prior to the Effective Time;

(e)	any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Properties, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(f)	any and all rights to use Seller’s (including the parent, Affiliates or subsidiary of Seller) name, marks, trade dress or insignia, and all of Seller’s (including the parent, Affiliates or subsidiary of Seller) intellectual property, including, but not limited to patents, trade secrets, and copyrights;

(g)	any and all rights, titles, claims and interests of Seller or its parent, Affiliates or subsidiary to or under any policy or agreement of guaranty, insurance or indemnity, any bond, or to any insurance proceeds or awards, to the extent attributable to pre-Effective Time events; and any employment, consulting, office lease or accounting service contracts to the extent not listed on Schedule 2.02(e)(i);

(h)	any and all claims, causes of action of Seller arising from acts, omissions or events, or damages to or destruction of property, occurring prior to the Effective Time;

(i)	all interpretive data, analysis and similar information of a proprietary nature including, without limitation, information such as business models, economic evaluation and analyses, and proprietary seismic processing methods; and

(j)	information or materials (including any seismic data) that Seller is legally prohibited from disclosing or transferring to Buyer or which are subject to a transfer fee.

ARTICLE III
PURCHASE PRICE

3.01 Purchase Price.

(a)	The purchase price to be paid by Buyer to Seller for the Assets is One Hundred Eighty-Two Million Five Hundred Thousand and No/100 Dollars ($182,500,000.00) (the “Purchase Price’).

(b)	The Purchase Price shall be increased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with GAAP consistently applied):

(i)	the amount of all expenses (net to Seller’s interests) incurred and paid or to be paid by or on behalf of Seller that are attributable to the ownership or operation of the Assets after the Effective Time, including capital expenditures, royalties, ad valorem, property and similar taxes and assessments, severance, sales and production taxes (but excluding income taxes and franchise taxes), rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses;

(ii)	the amount (if any) of increase required pursuant to Section 7.01(d); and

(iii)	an amount equal to the actual proceeds from the sale of the Hydrocarbons described in Section 2.02(d) that have been produced and are in storage upstream of the sales delivery point or within processing plants as of the Effective Time.

(c)	The Purchase Price shall be decreased by an amount equal to the sum of the following amounts (determined without duplication and on an accrual basis in accordance with GAAP consistently applied):

(i)	the amount of all proceeds (net to Seller’s interests) earned and received by or to be received by or on behalf of Seller that are attributable to the ownership or operation of the Assets after the Effective Time, except as provided in Section 3.01(b)(iii);

(ii)	an amount equal to the value of the suspense accounts maintained by Seller, as described on Schedule 3.01(c)(ii) (“Suspense Amounts”); and

(iii)	any adjustments required pursuant to the terms of Sections 3.05(d), 7.01(c), 7.02(c), 7.03(a)(ii), 7.04(c), 7.05 or 7.06(b).

3.02 Calculation of Purchase Price. Seller shall prepare and deliver to Buyer, at least five “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks are required or authorized by law to be closed) prior to the Closing Date, Seller’s statement of the Purchase Price to be paid at Closing pursuant to Section 3.01.

3.03 Calculation of Adjusted Purchase Price. On or prior to the 120th day after the Closing Date, Seller shall present Buyer with a statement setting forth each adjustment to the Purchase

Price required pursuant to Section 3.01 and showing the calculation of each adjustment (the “Adjustment Statement”). Buyer will give personnel, accountants and representatives of Seller reasonable access to the Assets and Buyer’s premises and to its books and records for purposes of preparing the Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s personnel, accountants and representatives, at no cost to Seller, in the preparation of the Adjustment Statement. Seller will give personnel, accountants and representatives of Buyer reasonable access to the Assets and Seller’s premises and to its books and records for purposes of reviewing the calculations set forth on the Adjustment Statement and will cause appropriate personnel of Seller to assist Buyer and Buyer’s personnel, accountants and representatives, at no cost to Buyer, in verification of the Adjustment Statement. The Adjustment Statement shall become final and binding on Seller and Buyer 120 days following the date the Adjustment Statement is received by Buyer, except to the extent that prior to expiration of such 120-day period, Buyer may deliver to Seller one or more notices, as hereinafter provided, of its disagreement with the contents of the Adjustment Statement. If Buyer provides notice, such notice shall be in writing and set forth Buyer’s disagreements with respect to any portion of the Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and, to the extent available to Buyer, such supporting documentation as is reasonably necessary to support such changes. Seller may respond to such notices with additional information in support of the Adjustment Statement, or modify or revise the Adjustment Statement based on additional information. Any disagreements with or changes to the Adjustment Statement not included in such notices shall be waived by Buyer. Upon written agreement between Buyer and Seller resolving all disagreements as set forth in such notices and replies, the Adjustment Statement (including any modifications or revisions thereto as are so agreed) will become final and binding on Buyer and Seller as to the adjustments to the Purchase Price required pursuant to Section 3.01. If the Adjustment Statement has not become final and binding by the 240th day following the Closing Date, then Buyer or Seller may submit any unresolved disagreements of Buyer and Seller set forth in the aforesaid notices to an internationally recognized accounting firm that is not the principal accounting firm of either Buyer or Seller, for final and binding determination. The fees and expenses of said accounting firm in making such determination shall be borne by the Party that is seeking final and binding determination. Upon resolution of such unresolved disagreements of Buyer and Seller, the Adjustment Statement (including any revisions thereto as are so resolved or agreed), shall be conclusive, final and binding on Buyer and Seller as to the adjustments to the Purchase Price required pursuant to Section 3.01.

3.04 Post Closing Adjustment. Within 5 Business Days after the final determination of the Adjusted Purchase Price in accordance with Section 3.03 or otherwise, Buyer shall pay to Seller or Seller shall pay to Buyer, as the case may be, the amount by which such final Adjusted Purchase Price is greater than or less than, respectively, the Estimated Adjusted Purchase Price. Nothing in this Section shall limit any right or obligation of any Party to receive revenues or reimbursement after the final accounting, and in this regard (a) should any Party receive revenues to which another Party is entitled (whether before or after the final accounting), such responsible Party shall pay over such revenues to the appropriate Party as soon as reasonably practicable but in no event more than 30 days after receipt thereof, and (b) should any Party pay for costs or expenses for which another Party is responsible, such responsible Party shall reimburse the other Party within 30 days of the date the responsible Party receives an invoice for such costs and expenses.

3.05 Deposit.

(a)	Within five (5) Business Days after the execution of this Agreement by Seller and Buyer, Buyer shall tender to Seller ten percent (10%) of the Purchase Price in U.S. currency (the “Deposit”). If payment of the Deposit is tendered by cashier’s check drawn on a United States of America banking institution, said funds shall be mailed via certified

U.S. Mail to Seller at the address provided in Section 13.05, or in cash by wire transfer of immediately available funds to the account specified in writing by Seller. The Deposit shall be held by Seller subject to the terms of this Agreement.

(b)	If all conditions precedent to the obligations of Buyer set forth in Section 8.02 have been met (or Seller is ready, willing and able to immediately satisfy such conditions) and the Closing does not occur on or before the June 20, 2005, because of the failure of Buyer to perform any of its obligations hereunder, except where such failure is otherwise permitted under this Agreement, then in such event, Seller shall have the option to terminate this Agreement upon written notice to Buyer, in which case Seller shall retain the Deposit, and such remedy shall be the exclusive remedy for Buyer’s failure to perform its obligations under this Agreement. The Parties agree in advance that actual damages would be difficult to ascertain and that such termination fee is a fair and equitable amount to be paid by Buyer to reimburse Seller for damages sustained due to the failure to close this transaction.

(c)	In the event (i) this Agreement is terminated by the mutual written agreement of Buyer and Seller, or (ii) the Closing does not occur on or before June 20, 2005, for any reason other than as set forth in Section 3.05(b), then Seller shall wire transfer the Deposit (without interest) to Buyer to an account designated in writing by Buyer within five (5) Business Days after the applicable event described in clause (i) or (ii).

(d)	if the Closing occurs, then the Deposit paid to Seller shall be retained by Seller and the Purchase Price payable to Seller at Closing shall be reduced by the amount of such Deposit.

3.06 Allocated Values. Seller and Buyer agree that the Purchase Price has been allocated among the Properties as set forth in Schedule 3.06 (the “Allocated Values”). Such Allocated Values shall be used for purposes of calculating certain adjustments to the Purchase Price and in connection with Seller’s compliance with any applicable preferential rights to purchase or sell, as contemplated by Section 7.04. The Parties agree that any tax allocation that is reported under Section 1060 of the Code, and any Form 8594 filed with respect to this transaction, shall reflect a reporting consistent with the allocation of values contained in Schedule 3.06.

ARTICLE IV
CLOSING

4.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 131 South Robertson Street, New Orleans, Louisiana 70112, at 10:00 am., local time, on or before June 10, 2005, or at such time as mutually agreed between the Parties. In the event the conditions to Closing have not been satisfied on or before June 10, 2005, the day on which Closing occurs (the “Closing Date”) shall automatically be extended until the first Business Day after the conditions to Closing have been satisfied, but in no event beyond June 20, 2005.

4.02 Actions To Be Taken At Closing. At Closing, the following shall occur:

(a)	Seller shall execute and deliver to Buyer (i) a master assignment in the form of Schedule 4.02(a)(i) conveying and delivering title to all of the Leases and other Assets owned by Seller and (ii) assignments of record title and/or operating rights to the Leases in the form of Schedule 4.02(a)(ii) for each Lease owned by Seller;

(b)	Seller shall execute and deliver to Buyer and Buyer shall execute and deliver to Seller an affidavit, signed under penalties of perjury, that (i) states that Seller or Buyer, as the case may be, is not a “foreign person” within the meaning of Section 1445 of the

Code and (ii) sets forth Seller’s or Buyer’s name, taxpayer identification number and office address;

(c)	At or before the Closing, pursuant to Section 4.03, Buyer shall pay to Seller the Purchase Price in accordance with Section 3.01;

(d)	Seller shall execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation), in form reasonably acceptable to the Parties;

(e)	Buyer shall deliver to Seller and Seller shall deliver to Buyer an officer’s (or authorized person’s) certificate on behalf of such Party to the effect that the conditions set forth in Sections 8.01(a) and (b), in the case of Buyer, and Sections 8.02(a) and (b), in the case of Seller, have been satisfied in all respects; and

(f)	Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

(g)	Buyer shall deliver or cause the delivery of a corporate guaranty whereby Cal Dive International Inc., the parent corporation of Buyer, will punctually satisfy the performance and compliance of Buyer, as to Buyer’s proportionate share of the obligations to plug and abandon the wells and pipelines, the removal of facilities, platforms and other appurtenances, and the cleanup and site clearance of the Lease premises, pursuant to the Legal Requirements of any Governmental Authority having jurisdiction over the Assets. The Guaranty Agreement shall remain in full force and effect until such time as Buyer, its successor or assigns, has provided Seller (i) a mutually acceptable performance bond, letter of credit or alternate security for said obligations or (ii) until the aforesaid obligations have been satisfied pursuant to the terms and conditions of Leases or Governmental Authority, as applicable.

4.03 Payments. Except as provided in Section 3.05(a), all amounts required under Articles III or IV to be paid by any Party hereto to another Party hereto shall be made by wire transfer of immediately available funds to an account designated by the payee thereof, which designation shall be made not later than two Business Days prior to the date such payment is due.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants:

5.01 Existence. Seller is a duly organized and validly existing under the laws of the jurisdiction of its organization. Seller has full legal power, right and authority to carry on its business in the states where the Assets are located. Seller is duly qualified to do business, and is in good standing, in the States of Louisiana and Texas. Seller is duly qualified with the Minerals Management Service to carry on its business in the Outer Continental Shelf, Gulf of Mexico federal waters.

5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, be in conflict with, constitute a default under, result in a breach of, or allow the acceleration of the performance required by:

(a)	any provision of Seller’s constitutional documents;

(b)	any material agreement or instrument to which the Assets are subject or Seller is a party or by which Seller is bound; or

(c)	any Legal Requirement applicable to the Assets or to Seller as a party in interest.

5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms.

5.04 Broker. Seller has not employed, directly or indirectly, any broker or finder or incurred, directly or indirectly, any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which Buyer will become directly or indirectly liable.

5.05 Suits. Except as set forth on Schedule 5.05, (i) there is no legal, administrative or arbitration proceeding pending, (ii) to Seller’s Knowledge, there is no legal, administrative or arbitration proceeding threatened, and (iii) to Seller’s Knowledge, there is no legal or administrative inquiry or investigation pending or threatened that could adversely affect Buyer or the Assets.

5.06 Compliance with Laws. Except as set forth on Schedule 5.06, to Seller’s Knowledge, Seller has owned, developed, maintained and operated (or, with respect to Assets operated by third parties, to Seller’s Knowledge, such third party has operated) the Assets in compliance with all Legal Requirements existing as of the Effective Time, except where such non-compliance has been cured.

5.07 Contracts and Leases. Schedule 2.02(e)(i) sets forth a list of contracts or agreements by which Seller is bound with respect to the Assets that are material and reasonably necessary to the operation of the Assets that are not of record in the appropriate lease files of the Minerals Management Service or the county or parish where the Properties are located or adjacent to the Properties. Except as set forth on Schedule 5.07, (a) Seller has fulfilled (or, with respect to Assets operated by third parties, to Seller’s Knowledge such third party has fulfilled) all requirements for filings, certificates, disclosures of parties in interest, and other similar matters required under the terms of the oil and gas leases comprising the Properties (the “Leases”); (b) except as provided in Schedule 5.07, there are no express obligations applicable after the Effective Time to engage in continuous development operations (that have not been completed) in order to maintain any Lease; (c) there are no provisions applicable to such Leases which increase the royalty share of the Lessor thereunder except as such increases are reflected in the Leases; (d) with respect to the Leases, Seller has paid (or, with respect to Leases with respect to which the following payments are being made on behalf of Seller by non-affiliated third parties, to Seller’s Knowledge such third parties have paid) all rental payments, royalty payments, shut-in payments, or other payments or commitments required thereunder to have been paid through the date hereof; and (e) no event has occurred which upon the giving of notice or lapse of time or both would constitute a breach or default by Seller (which has not been waived or cured) of any obligation under the Leases or the Contracts or which would permit another party to terminate such Leases or Contracts.

5.08 Operations Matters. With respect to the joint, unit or other operating agreements relating to the Assets (a) except as set forth on Schedule 5.08(a), there are no outstanding commitments under authorities for expenditures for payments of greater than $100,000 net to Seller’s interest (with respect to any single authority for expenditure) which are due from Seller which have not been made, and (b) except as set forth on Schedule 5.08(b), there are no operations under the operating agreements with respect to which Seller has become a non-consenting party and is subject to a non-consent penalty applicable after the Effective Time.

5.09 Wells. With respect to the oil, gas, saltwater disposal, injection and other wells which are located on the Properties, including but not limited to the wells that are listed on Schedule 5.09, (the “Wells”), all of the Wells drilled by Seller have been drilled at legal locations within the boundaries of the appropriate Lease, lands pooled or unitized therewith, or lands on which Seller or the operator of such Wells has the right to locate such Wells. No Well (or, with respect to Wells operated by third parties, to Seller’s Knowledge, no Well) is subject to penalties on allowables after the date hereof because of any overproduction or violation prior to the Effective Time of Legal Requirements existing as of the Execution Date which would prevent such Well from being entitled to its full legal and regular allowance from and after the date hereof. All Wells (or, with respect to Wells operated by third parties, to Seller’s Knowledge, all Wells) located on the Leases, or on lands pooled or unitized therewith, which Wells have been plugged and abandoned, have been plugged and abandoned in accordance with then applicable Legal Requirements. To Seller’s Knowledge, the Wells constitute all of the wells located on the Properties or associated with the Overrides (including any permanently plugged and abandoned wells).

5.10 Platforms. With respect to the platforms which are located on the Properties, including but not limited to the platforms listed on Schedule 5.10, (the “Platforms”), all Platforms have been installed at legal locations within the boundaries of the appropriate Lease, lands pooled or unitized therewith, or lands on which Seller or the operator of such Platforms has the right to locate such Platforms.

5.11 Pipelines. With respect to the pipelines which are located on the Properties, including but not limited to the pipelines listed on Schedule 5.11, (the “Pipelines”), all Pipelines have been installed at legal locations within the boundaries of the appropriate Lease, lands pooled or unitized therewith, or lands on which Seller or the operator of such Pipelines has the right to locate such Pipelines.

5.12 Permits and Licenses. There are no (or, with respect to Assets operated by third parties, to Seller’s Knowledge there are no) proceedings pending or, to Seller’s Knowledge, threatened, challenging or seeking revocation or limitation of any permits, licenses, approvals and consents from Governmental Authorities necessary to conduct operations on the Assets in accordance with Legal Requirements existing as of the Execution Date.

5.13 Liens. Except for the Permitted Encumbrances or the security interests that have been created by the various operating agreements or similar agreements affecting the Properties, there are no borrowings, loan agreements, promissory notes, pledges, mortgages, guaranties, liens or similar liabilities which are secured by or constitute an encumbrance on the Assets.

5.14 Preferential Rights and Consents to Assign. Except as set forth on Schedule 5.14, there are no preferential rights providing a third party the option to purchase any of the Assets or sell additional interests in any Property included in the Assets which will not have been exercised pursuant to Section 7.04, or waived by the holder thereof prior to the Closing Date, that are triggered by this transaction. Except for (i) consents or approvals of or filings with the United States Department of Interior, the Minerals Management Service or other applicable Governmental Authorities in connection with assignments of the Assets as contemplated by Section 7.05, (ii) the matters set forth on Schedule 5.14 or of record at the Effective Time, (iii) consents or approvals obtained before the Closing Date, and (iv) consents or approvals with respect to Properties removed from the Assets pursuant to Section 7.05, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.

5.15 Taxes. Except for taxes being contested in good faith, Seller is not delinquent in the payment of any taxes (other than income or franchise taxes), including excise taxes, ad valorem or other property taxes, sales taxes, transfer taxes, severance taxes, and production taxes relating to, or in connection with the operation of, the Assets and attributable to periods ending on or before the Effective Time or the Execution Date. As of the Closing Date, Seller will not be delinquent in the payment of any such taxes attributable to periods ending on or before the Closing Date.

5.16 Environmental Matters. Seller has obtained (or, with respect to Assets operated by third parties, to Seller’s Knowledge such third party has obtained) all permits, licenses and other authorizations that are required under any Environmental Laws existing as of the Effective Time and are material to the operation of the Assets. Except as set forth on Schedule 5.16, to Seller’s Knowledge, no event, condition, circumstance, activity, practice, incident, action or plan exists or has occurred with respect to any portion of the Assets that constitutes a violation of any Environmental Law existing as of the Effective Time with respect to any of the Assets, except where such violation has been cured.

5.17 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, or to Seller’s Knowledge threatened, against Seller or any Affiliate of Seller.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

6.01. Existence. Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer has full legal power, right and authority to carry on its business in the states where the Assets are located. Buyer is duly qualified to do business, and is in good standing, in the States of Louisiana and Texas. Buyer is duly qualified with the Minerals Management Service to carry on its business in the Outer Continental Shelf, Gulf of Mexico federal waters.

6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and Buyer has the legal power and right to perform the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)	any provision of Buyer’s certificate of incorporation or by-laws;

(b)	any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)	any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Legal Requirement applicable to Buyer.

6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate or partnership action on the part of Buyer. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

6.04 Brokers. Buyer has not employed, directly or indirectly, any broker or finder or incurred, directly or indirectly, any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement for which any Seller will become directly or indirectly liable.

6.05 Investment. Buyer is an accredited investor as defined in Regulation D of the Securities Act and is acquiring the Assets for its own account, for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act or a distribution thereof in violation of any applicable securities laws. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Assets, understands that this investment involves substantial risks, has adequately investigated the Assets and has substantial knowledge and experience in financial and business matters and the ownership and operation of oil and gas properties such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets and is able to bear the economic risks of such investment.

6.06 Qualification. Buyer is a Qualified Buyer. Buyer’s ability to satisfy all of its obligations under this Agreement to be performed at Closing is not subject to obtaining financing or to any other financing contingency. Buyer is not aware of any event or occurrence that is reasonably likely to result in its inability to have the financial capacity to complete its obligations hereunder.

ARTICLE VII
COVENANTS

7.01 Title Matters.

(a)	Examination Period. Seller shall permit Buyer and/or its representatives to examine, at all reasonable times, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements pertaining to the Assets insofar as same may now be in existence and in the possession of Seller. The examination period (the “Examination Period”) shall begin on the Execution Date and shall terminate at 5:00 p.m., local time in New Orleans, Louisiana on May 31, 2005; provided, however, in the event that Buyer or an Affiliate of Buyer, as of the Execution Date, already owns a working interest in any of the oil and gas leases that also include a particular Property, the Examination Period for all purposes with respect to such Property shall be the 14-day period immediately following the Execution Date.

(b)	Notice of Title Defects. If Buyer discovers any Title Defect, as soon as reasonably practical but no later than the expiration of the Examination Period, Buyer shall notify Seller of such alleged Title Defect. To be effective, such notice must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail, (iv) identify the specific Property affected by such Title Defect, and (v) include the amount by which Buyer would agree to adjust the Purchase Price in order to accept such Title Defect. Upon the receipt of such effective notice from Buyer, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to Closing, or agree to adjust the Purchase Price in order for Buyer to accept such Title Defect pursuant to Section 7.01(c)(ii).

(c)	Remedies for Title Defects.

(i)	With respect to each Title Defect that is not cured on or before the Closing, the Purchase Price shall be adjusted by an amount agreed upon in writing by Buyer and Seller (each acting reasonably) as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, and the legal effect of such Title Defect on the Property affected thereby (other than in the case of Title Defects described in clause (ii) below, which shall be treated in the manner therein described).

(ii)	If a Title Defect is the result of a discovery by Buyer that the applicable Seller owned, as of the Effective Time, a Net Revenue Interest in a Property that is less than the Net Revenue Interest for such Property set forth in Schedules 2.02(a)(i) and 5.09, then Buyer and Seller agree that the Purchase Price shall be decreased by an amount equal to the product of the Allocated Value for such Property and the proportionate reduction in such Net Revenue Interest as a result of such Title Defect, in which case the Parties shall proceed to Closing and the Property shall be conveyed by such Seller to Buyer subject to such Title Defect with a reduction of the Purchase Price by such amount.

(iii)	If, on or before five Business Days prior to the Closing Date, Buyer and Seller have not agreed upon the validity of any asserted Title Defect or, in the case of a Title Defect other than that described in clause (ii), have not agreed on the amount, if any, by which the Purchase Price should be reduced on account of the Title Defect, Seller shall have the option, in its sole discretion, upon written notice to Buyer, prior to or on the Closing Date, to either (x) indemnify and defend Buyer against all Indemnified Losses resulting from such Title Defect (in an amount not to exceed the Allocated Value of the affected Property), in which case the Parties shall proceed to Closing and the affected Property shall be conveyed by the Seller to Buyer subject to such Title Defect with no adjustment to the Purchase Price, (y) accept the Buyer’s valuation of the Title Defect, in which case the Parties shall proceed to Closing and the Property shall be conveyed by Seller to Buyer subject to such Title Defect with a reduction of the Purchase Price by such value, or (z) remove the affected Property from the Assets to be conveyed to Buyer hereunder, in which case the Parties shall proceed to Closing and the affected Property shall be retained by such Seller, and the Purchase Price shall be adjusted by Allocated Value of such Property.

(iv)	If, pursuant to this Section 7.01(c), the Purchase Price is reduced with respect to a given Title Defect, Seller shall have the right, but not the obligation, at any time within six months after the Closing Date, to cure or cause to be cured such Title Defect, and Buyer shall allow such Seller and its representatives such access to the Assets as is necessary or reasonable for the purpose thereof and shall reasonably cooperate with such Seller’s efforts. If any such Title Defect is cured within such period of time, then Buyer shall promptly pay to such Seller by wire transfer the amount by which the Purchase Price was reduced on account of such Title Defect, after adjustments to such amount from the Effective Time pursuant to Section 3.01, applied mutatis mutandis, and Seller shall assign to Buyer the Property associated with such Title Defect.

(v)	Notwithstanding anything herein to the contrary, there shall be no adjustment to the Purchase Price for any Title Defect if the value associated with such Title Defect is less than $50,000 and, in the event such $50,000 level is reached, any adjustment shall only be made with respect to the amount in excess of $50,000; provided, however, there shall be no further such deduction applied to Title Defects after a cumulative amount of $500,000 in deductibles (including Title Defects with associated values less than $50,000) has been reached.

(d)	Upward Adjustment.

(i)	In the event that Buyer discovers that the Net Revenue Interest of the applicable Seller with respect to a particular Property is greater than the Net Revenue Interest set forth in Schedules 2.02(a)(i) and 5.09, Buyer shall promptly notify Seller in writing of the same (the “Upward Adjustment Notice”), such notice to include a description of the affected Property and the revised Net Revenue Interest.

(ii)	Upon Seller’s receipt of the Upward Adjustment Notice, or in the event that Seller independently determines that the Net Revenue Interest of any Property is greater than that set forth in Schedules 2.02(a)(i) and 5.09, Seller and Buyer agree that the Purchase Price shall be increased by an amount equal to the product of the Allocated Value for such Property and the proportionate increase in such Net Revenue Interest for such Property.

(e)	Limited Warranty of Title. Except as set forth in the following sentence, the transfer of the Assets to Buyer shall be without warranty of title of any kind whatsoever, express, implied or statutory. Seller does hereby bind and obligate itself and its successors and assigns to warrant and defend, subject to the terms hereof, title to the Assets unto Buyer, its successors and assigns, against all persons lawfully claiming or to claim the same or any part thereof by, through or under such Seller, but not otherwise, subject to Title Defects described in Section 7.01(c)(iii)(y) and Permitted Encumbrances.

7.02 Environmental Matters.

(a)	Environmental and Regulatory Assessment. Buyer shall have the right, at its sole cost, risk and expense, to conduct or have conducted an Environmental and Regulatory Assessment of the Assets. The Environmental and Regulatory Assessment shall be conducted during the Examination Period. Seller agrees to provide Buyer (or its contractor) with reasonable access to the Assets to conduct the Environmental and Regulatory Assessment. Seller shall have the right to require Buyer (or its contractor) to conform to Seller’s (or the operator’s, if not Seller’s) safety and industrial hygiene procedures in the conduct of the Environmental and Regulatory Assessment. Buyer shall promptly repair (or require its consultant to repair) any and all damages to the Assets or other property caused by such activities, and shall restore the Assets or other property to the same condition as before the Environmental and Regulatory Assessment to the satisfaction of Seller. The Environmental and Regulatory Assessment shall not be conducted in such a manner as to interfere with business operations conducted on or with respect to the Assets. Buyer agrees to assume responsibility and indemnify and hold harmless Seller and the other owners of the Assets for any and all personal injury, death or damage to property attributable to Buyer’s (or its contractor’s) performance of the Environmental and Regulatory Assessment. Buyer agrees that the obligations contained in the penultimate sentence of this Section 7.02(a) shall survive regardless of the consummation of the transactions contemplated in the Recitals to this Agreement.

(b)	Notice of Material Environmental Condition. As soon as reasonably practicable but no later than the expiration of the Examination Period, Buyer shall notify Seller in writing (the “Environmental Notice”) of the existence of any alleged Material Environmental Condition(s) affecting one or more of the Assets. The Environmental Notice shall describe the nature of the alleged Material Environmental Condition and the estimated net present value of remediating the alleged Material Environmental Condition using the most cost effective remedy available that satisfies the minimum applicable clean-up requirements under Environmental Law. The Environmental Notice shall also provide documentation and calculations reasonably substantiating the existence of the alleged Material Environmental Condition and supporting the estimate of the net present value of the most cost effective remedy. The term “Material Environmental Condition” as used herein, shall mean an environmental condition affecting a particular Property which (i) constitutes a violation of Environmental Law or a condition for which remediation is required (or if known, would be required) under Environmental Law; (ii) will cost, together with all such other conditions affecting the same Property, in excess of $50,000 (net to the applicable Seller’s interest) to remediate, as determined by the estimated net present value of the most cost effective remedy reasonably available that satisfies the minimum applicable clean-up requirements under Environmental Law; and (iii) is not listed on Schedule 5.16 to this Agreement. Notwithstanding the preceding sentence, in the event Buyer reasonably requests and Seller denies consent for Buyer to conduct any surface or subsurface invasive or intrusive sampling of the Assets, the applicable environmental condition shall be deemed to qualify as a Material Environmental Condition.

(c)	Remedies. Upon receipt of the Environmental Notice, Seller shall have the option, in its sole discretion, upon written notice to Buyer prior to Closing, to either (i) retain liability for the alleged Material Environmental Condition following assignment of the affected Property to Buyer at Closing and indemnify and defend the Buyer Indemnitees for such Material Environmental Condition, (ii) reduce the Purchase Price at Closing by the cost of remediating the alleged Material Environmental Condition as agreed by Buyer and Seller, in which case Buyer shall indemnify Seller for such Material Environmental Condition, or (iii) remove the affected Property from the sale contemplated by this Agreement and adjust the Purchase Price at Closing by the Allocated Value of such Property. If Seller elects clause (c)(i) above, then: (i) Buyer shall provide Seller (or its consultants) reasonable access to the Assets for purposes of completing the remediation, and shall not otherwise unreasonably interfere with Seller’s (or its consultants’) efforts to complete the remediation to the full extent required under applicable Environmental Laws; and (ii) Seller agrees to assume responsibility for and indemnify and defend the Buyer Indemnitees against any personal injury, death or damage to property attributable to Seller’s (or its contractors’) performance of such remediation; provided, however, that such remediation shall not be conducted in such a manner as to interfere with business operations conducted on or with respect to the Assets. Notwithstanding any provision in this Agreement to the contrary, Seller’s obligations pursuant to clause (c)(i) above are limited solely to the portion of any Material Environmental Condition attributable to activities occurring prior to the Closing Date or Seller’s remediation activities, and Seller shall not be responsible under clause (c)(i) for any contribution to or exacerbation of any Material Environmental Condition occurring on or after the Closing Date unless caused by Seller’s remediation activities.

(d)	Confidentiality of Collected Data. In the event that the purchase contemplated by this Agreement fails to close for any reason, Buyer shall return to Seller the original and all copies of any data and information acquired pursuant to the Environmental and Regulatory Assessment, and any reports, analyses, summaries, maps, and the like generated therefrom or based thereon.

7.03 Operation of Assets.

(a)	Except as contemplated in this Agreement, otherwise consented to by Buyer in writing (which consent will not be unreasonably delayed, withheld or conditioned) or as provided for in any applicable operating agreement or other agreement set forth in any Schedule hereto, during the period of time from the Effective Time through the Closing Date, Seller shall operate its business with respect to the Assets, in all material respects, in the ordinary course of business as previously conducted. Notwithstanding the foregoing:

(i)	until the Closing Date, Seller to the extent of its right to do so, shall operate and maintain the Assets in a proper and prudent manner in accordance with its past practices;

(ii)	from the Execution Date, Seller shall not, without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed:

(A)	surrender or abandon any of the Assets other than in accordance with the terms of the contracts listed on Schedule 2.02(e)(i);

(B)	amend or terminate any agreement or instrument relating to the Assets if the amendment or termination could reasonably be expected to have an adverse effect exceeding $75,000 on the value of any one or more of the Assets;

(C)	mortgage, pledge, assign, sell, transfer, or otherwise dispose of or encumber, or allow the mortgaging, pledging, assigning, sale, transfer or other disposition or encumbrance, of any of the Assets other than chattel property or other personal property that is replaced by equivalent property or consumed in the operation of the Assets and other than liens arising in the ordinary course of business as a result of the operations under agreements affecting the Assets;

(D)	remove or cause to be removed any tangible property out of the ordinary course of business; or

(E)	propose or initiate the exercise of any right or option relative to or arising as a result of the ownership of the Assets, or propose or initiate any operations on the Assets which have not been commenced or committed to by Seller on the date hereof except that without the consent of Buyer. Seller may propose or initiate any operation on the Assets for, and may propose or initiate the exercise of any right or option relative to (i) the protection of life, health, the environment or property in the event of an emergency, or (ii) any operation Seller’s share of which is not in excess of $100,000; provided, however, that if any Seller seeks to undertake an operation for more than $100,000 (net to Seller’s interest) it believes to be necessary to maintain a Lease, it shall seek Buyer’s prior written consent, not to be unreasonably withheld, and if Buyer’s consent is not obtained, Seller may proceed with such operation and such Property shall be removed from the Assets and the Purchase Price shall be decreased by the Allocated Value of such Property; and

(iii)	from the date hereof until the Closing Date, Seller shall not enter into any obligations or commitments with respect to the Assets (other than obligations or commitments described in Section 7.03(a)(ii)(E)), Seller’s share of which is in excess of $100,000 for any single item without the prior approval of Buyer, which approval shall not be unreasonably withheld or delayed.

SELLER WILL NOT BE LIABLE FOR ANY ACT OR OMISSION WITH RESPECT TO ITS OPERATION OF THE ASSETS FROM THE EFFECTIVE TIME THROUGH THE CLOSING DATE, EXCEPT TO THE EXTENT OF ANY WILLFUL MISCONDUCT OR GROSS NEGLIGENCE ON THE PART OF SELLER OR A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN ARTICLE V. IF THE CLOSING OCCURS, BUYER WILL INDEMNIFY SELLER FOR LOSSES INCURRED BY SELLER OPERATING THE ASSETS FROM THE EFFECTIVE TIME THROUGH THE CLOSING DATE REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY, FAULT OR OTHER RESPONSIBILITY OF BUYER, EXCEPT TO THE EXTENT SUCH LOSSES ARE INCURRED AS A RESULT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SELLER OR A BREACH BY SELLER OF ITS REPRESENTATIONS AND WARRANTIES IN ARTICLE V.

(b)	Buyer acknowledges that Seller owns undivided interests in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interests owners shall not constitute a violation of the provisions of Section 7.03(a), nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest, after consultation with Buyer (without any right on the part of Buyer to direct such voting), in a manner that compiles with the provisions of Section 7.03(a). To the extent that the Seller is not the operator of any of the Assets, the obligations of Seller in Section 7.03(a) shall be construed to require that Seller uses its reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

7.04 Preferential Rights To Purchase.

(a)	Seller shall use its reasonable efforts to comply with all preferential right to purchase provisions relative to any Property prior to Closing, using the Allocated Value of the affected Property.

(b)	At least five Business Days prior to the Closing, Seller shall notify Buyer of whether any preferential purchase rights have been exercised or if the requisite period has elapsed without said rights having been exercised. All preferential rights notices shall be on a form mutually acceptable to both Seller and Buyer. Concurrent with the issuance of said preferential rights notices, Seller, as to properties in which Sell is currently operator, and on a best efforts basis will solicit votes from non-operators to have Buyer elected as successor operator effective on the Closing Date.

(c)	If a third party who has been offered an interest in any Property pursuant to a preferential right to purchase elects prior to Closing to purchase all or part of such Property pursuant to the aforesaid offer, the interest or part thereof so affected will be eliminated from the Assets and the Purchase Price shall be adjusted by the Allocated Value of such interest or part thereof.

(d)	If the requisite time period has elapsed and no notice has been received from any holder of a preferential purchase right, the applicable Property shall be conveyed to Buyer at Closing in accordance with the terms hereof.

(e)	With respect to any Property for which notice has been given but the time period for response by the holder of such preferential right extends beyond Closing, the interest offered as aforesaid shall be conveyed to Buyer at Closing subject to any preferential right of any third party. If any such third party elects to purchase all or a part of an interest in any Property subject to a preferential right to purchase after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest or part thereof.

7.05 Approvals. If any Property is subject to consent to assignment (including any applicable Governmental Approval) or other restriction on assignability that has not been obtained prior to the Closing Date, then the following provisions shall apply. Seller and Buyer shall use their reasonable efforts to obtain such consent or cure such restriction on assignability prior to Closing. If such consent cannot be obtained or restriction cured and thus precludes the assignment of an interest in all or part of any Property, such interest or part thereof will be removed from the Assets and the Purchase Price shall be adjusted by the Allocated Value of such interest or part thereof; provided, however, that consents and approvals from Governmental Authorities that are customarily obtained after closing in connection with a sale of assets similar to the Assets shall not give rise to such a Purchase Price Adjustment and the Assets subject to such consents and approvals shall be conveyed at Closing. If, pursuant to this Section 7.05, the Purchase Price is adjusted as a result of a consent not being obtained, Seller shall have the right, but not the obligation, at any time within six months after the Closing Date, to obtain or cause to be obtained such consent, and Buyer shall allow Seller and its representatives such access to the Assets as is necessary or reasonable for the purpose thereof and shall reasonably cooperate with Seller’s efforts. If any such consent is obtained within such period of time, then Buyer shall promptly pay to Seller by wire transfer the Allocated Value for such Property; after adjustments to such amount from the Effective Time pursuant to Section 3.01, applied mutatis mutandis, and the Seller shall assign such Property to Buyer.

7.06 Breach Notice.

(a)	If, at least two Business Days prior to the Closing Date, Buyer obtains Knowledge of the existence of a breach by Seller of any representations, warranties or covenants contained in this Agreement (or the existence of any matter that would have been such a breach had it been in existence on the Effective Time), Buyer shall notify Seller in writing of such information (the “Breach Notice”) within ten (10) Business Days after such discovery or the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the Knowledge Buyer has obtained with respect to the alleged breach and Buyer’s good faith estimate of the potential Losses associated with such breach. Notwithstanding anything in this Agreement to the contrary, in the event Buyer obtains Knowledge of a breach by Seller of any representations, warranties or covenants contained in this Agreement at least two (2) Business Days prior to the Closing Date and fails to timely deliver a Breach Notice, Buyer shall not be entitled to assert any claim against Seller for Losses attributable to such breach.

(b)	Upon receipt of a Breach Notice, Seller shall have the option, in its sole discretion, upon written notice to Buyer prior to or on the Closing Date, to either (i) indemnify and defend Buyer Indemnitees against the Indemnified Losses resulting from such breach, in which case the Parties shall proceed to Closing in accordance with the terms hereof, (ii) accept the Buyer’s good faith estimate of the potential Losses arising from such breach and agree to reduce the Purchase Price by such amount, in which case such breach shall be waived by Buyer, the Parties shall proceed to Closing in accordance with the terms hereof and the Purchase Price shall be so reduced, or (iii) remove the Properties affected by such breach from the Assets to be conveyed to Buyer hereunder, in which case the Parties shall proceed to Closing in accordance with the terms hereof and the affected Properties shall be retained by Seller, and the Purchase Price shall be adjusted by Allocated Value of such Properties.

(c)	Notwithstanding the foregoing provisions of subsection (b), in the event the breaches as to which a Breach Notice has been given pursuant to such subsection (b) are of a magnitude such that Losses or diminution in value of the Assets attributable to such breaches are reasonably likely to exceed twenty percent (20%) of the Purchase Price, Buyer or Seller may terminate this Agreement by written notice to the other prior to or on the Closing Date.

7.07 Imbalances.

(a)	Seller has set forth on Schedule 7.07(a) a statement showing the most current existing gas and liquid Hydrocarbons imbalances information pertaining to the Assets as of the date set forth thereon (“Imbalance Statement”). Such imbalances are intended to be all inclusive, including imbalances relating to wellheads, facilities and pipelines.

(b)	Buyer shall assume Seller’s overproduced or underproduced imbalance position, with respect to the Assets as of the Effective Time to the extent reflected in the Imbalance Statement, excluding royalties (if same are due and owing) on the volume of such gas and liquid Hydrocarbons which Seller took in excess of its entitlement, and any obligation to balance, whether in cash or in kind, pursuant to the applicable agreements affecting the Assets.

7.08 Preservation of Records. Buyer shall preserve (or offer to redeliver to Seller) all Records delivered by Seller to Buyer for a period of six (6) years following Closing and will allow Seller access (including the right to make copies at the expense of Seller) to such Records at all reasonable times during business hours. It is understood and agreed that, except as expressly provided herein, Seller makes no representation or warranty to Buyer regarding the accuracy or completeness of the Records so delivered. Seller may, at its election, make and retain copies of any or all such Records prior to Closing at Seller’s cost and expense. For a period of six (6) years from and after the Closing, Seller shall maintain copies of all tax records in its possession related to the Assets and allow Buyer reasonable access to such records to the extent necessary for Buyer to comply with applicable Legal Requirements.

7.09 Transition of Certain Accounting Matters.

(a)	With respect to each Property with respect to which Seller is disbursing proceeds of production attributable to other parties entitled thereto, Seller and Buyer agree that Seller shall, at or prior to Closing, deliver to Buyer a copy or electronic copy of its “pay list” for each such Property and a list of all parties for whom it is holding in suspense proceeds of production attributable to production occurring after the Effective Time. Except with respect to the Suspense Amounts, Seller or the operator of the Property will be responsible for regulatory and/or reporting obligations and will make, or cause to be made, disbursements of proceeds of production (including but not limited to payment of royalties for all production through the second calendar month following the Closing Date, and such disbursements will be accounted for in the final accounting statement. Following such period during which Seller so makes disbursements, Buyer shall become responsible for all disbursements of proceeds of production and such disbursement activities shall be included in the matters which Buyer assumes. It is understood and agreed that Seller makes no representation or warranty to Buyer regarding the accuracy or completeness of the “pay lists” so delivered. Seller shall not be obligated to provide any additional information or detail with respect to such “pay list” other than such information as Seller currently has available and is utilized in Seller’s day to day business.

(b)	From and after the Closing, Buyer accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Amounts (including associated royalties and any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Purchase Price reduction pursuant to Section 3.01(c)(ii) includes such amounts and (ii) that may accrue after Closing), and Buyer irrevocably waives any and all claims it may have against Seller associated with the same.

7.10 Asset Operations After Closing.

(a)	Subject to Minerals Management Service’s approval, it is expressly understood and agreed that Seller shall not be obligated to continue operating any of the Assets following the Closing, and Seller shall have the right to resign as operator of all Assets owned by Seller, and Buyer hereby assumes full responsibility for operating (or causing the operation of) all Assets following the Closing. With respect to Assets for which Seller owns the entire working interest, within five (5) days of Closing, Buyer shall file all necessary documents with the relevant Governmental Authorities to effectuate a change in the Assets operator, and with respect to Assets in which the Seller has joint interest owners and where the Seller is operator, Buyer shall use commercially reasonable efforts to file or cause to be filed all necessary documents, with the relevant Governmental Authorities, to effectuate a change in Assets operator. Seller does not warrant or guarantee, but will use every reasonable efforts towards, Buyer becoming operator under any applicable joint operating agreement(s). Without implying any obligation on any Seller’s part to continue operating any Assets after the Closing, if a Seller continues to operate any Assets following the Closing at the request of Buyer or any third party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, such continued operation by Seller shall be for the account of Buyer and at the sole risk, cost and expense of Buyer.

(b)	it is expressly agreed and understood that Seller shall not be obligated to participate in any way with the decommissioning of the Assets following the Closing, such decommissioning, including plugging and abandonment of wells (including the Wells), removal of platforms, pipelines and other structures, and site clearance activities. With respect to Assets for which Seller owns the entire working interest, within five (5) days of Closing, Buyer shall provide documentation to Seller showing it has provided, to the satisfaction of the relevant Governmental Authorities, all required financial assurances necessary for the exploration, development, and production of oil and gas, oil spill response, and the decommissioning of the Assets. With respect to Assets in which the Seller has joint interest owners, Buyer shall provide any financial assurances required for the activities identified in the preceding sentence, to the satisfaction of the relevant Governmental Authorities, that are necessary to allow for the full release of any security or third-party guarantees provided by Seller, its parent, subsidiary or any of its Affiliates.

7.11 Use of Seller’s Names. Within thirty (30) days after Closing, Buyer shall remove or cause to be removed the names and marks used by Seller and all variations and derivations thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.

7.12 Casualty Loss.

(a)	If after the Effective Time and prior to the Closing Date any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, Seller shall as soon as reasonably practicable notify Buyer in writing of such occurrence. This Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat thereof and, subject to any Party’s right to terminate in Section 11.01(g), the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such occurrence (and without reduction of the Purchase Price). Any such casualty loss where the cost to repair or replace the damaged or destroyed Assets exceeds $50,000 shall be considered a “Material Casualty Loss.”

(b)	At the Closing, Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking of such Assets between the Execution Date and the Closing and shall promptly pay to Buyer all other payments from third parties arising out of such destruction or taking. Seller agrees to maintain until the Closing Date the same or comparable insurance coverage that it has in place on the Execution Date with respect to the Assets. Except as set forth in the preceding sentence, Seller shall not be obligated to carry or maintain, and shall have no obligation or liability to Buyer for its failure to carry or maintain, any insurance coverage with respect to any of the Assets. Within two (2) Business Days after the Execution Date, upon Buyer’s written request, Seller will provide Buyer with evidence of insurance outlining the coverage limits of the existing policies covering the Assets.

7.13 Employment Matters. Within seven days after the Execution Date, Seller will provide Buyer with a list of employees that are associated with the Assets and that may be available to Buyer for employment consideration associated with Buyer’s acquisition of the Assets. For a period of 90 days after the Closing Date, Seller, upon the specific request of Buyer, agrees to reasonably cooperate with Buyer’s efforts to offer employment to or hire any employees on the list of employees which Seller provides to Buyer pursuant to the preceding sentence; however, Seller will not be required to incur any out-of-pocket costs in connection with such cooperation. Buyer and its Affiliates are not obligated to hire any of the employees but will have access to the list of employees for employment consideration. The decision whether or not to hire any employee on said list of employees shall be at Buyer’s sole discretion and on such terms and conditions designated by Buyer in its sole discretion.

7.14 Regulatory Compliance Matters. From the Effective Time through the Closing Date, if any of the Assets are not in compliance with the Minerals Management Service’s regulations, or any other governmental agency’s regulations, including, but not limited to the U.S. Coast Guard, The

ABS and the Department of Transportation, Buyer may notify Seller of such in writing and Seller shall, at its sole expense, take all actions reasonably necessary to return said Assets to compliance with Minerals Management Service regulations, and to the extent Seller has not taken such actions prior to such time, shall indemnify Buyer for any Indemnified Losses associated with its failure to take such actions. Any regulatory compliance issues of which Seller is not notified at least two (2) business days prior to closing are deemed waived by Buyer.

ARTICLE VIII
CONDITIONS TO CLOSING

8.01 Conditions to Obligations of Seller. The obligations of Seller to proceed with the Closing shall be subject to the waiver by Seller or satisfaction of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; provided that Seller’s right not to proceed with the Closing as a result of a breach of Buyer’s representations and warranties shall only arise in the event that Seller has a right to terminate this Agreement pursuant to Section 7.06(c).

(b)	Compliance with Covenants. Each and all of the covenants and agreements of Buyer required to be performed on or before the Closing pursuant to the terms hereof shall have been performed and satisfied in all material respects.

(c)	Governmental Approvals. Any applicable Governmental Approvals shall have been obtained.

(d)	No Suits. No suit, action or other proceeding shall be pending or, to the knowledge of Seller, threatened by any third party against Seller or any of its Affiliates, that restricts in any material respect or prohibits (or, if successful, would restrict in any material respect or prohibit) the consummation of the transactions contemplated hereby.

(e)	Violation of Orders. The consummation of the transactions contemplated hereunder shall not violate any order, decision, ruling or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement or require (by any Governmental Authority) any material action on the part of Seller or any of its Affiliates.

8.02 Conditions to Obligations of Buyer. The obligations of Buyer to proceed with the Closing shall be subject to the waiver by Buyer or satisfaction of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; provided that Buyer’s right not to proceed with the Closing as a result of a breach of Seller’s representations and warranties shall only arise in the event that Buyer has a right to terminate this Agreement pursuant to Section 7.06(c).

(b)	Compliance with Covenants. Each and all of the covenants and agreements of Seller required to be performed on or before the Closing pursuant to the terms hereof shall have been performed and satisfied in all material respects.

(c)	Governmental Approvals. Any applicable Governmental Approvals shall have been obtained.

(d)	No Suits. No suits, action or proceedings shall be pending or, to the knowledge of Buyer, threatened by any third party against Buyer or any of its Affiliates, that restricts in any material respect or prohibits (or, if successful, would restrict in any material respect or prohibit) the consummation of the transactions contemplated hereby.

(e)	Violation of Orders. The consummation of the transactions contemplated hereunder shall not violate any order, decision, ruling or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement or require (by any Governmental Authority) any material action on the part of Buyer or any of its Affiliates.

ARTICLE IX
DISPUTE RESOLUTION

9.01 Arbitration.

(a)	Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach of any such provision or in any way relating to the subject matter of this Agreement or the relationship between the Parties created by this Agreement, involving the Parties and/or their respective representatives (all of which are referred to herein as “Disputes”), even though some or all of such Disputes allegedly are extra-contractual in nature, whether such Disputes sound in contract, tort, or otherwise, at law or inequity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration in accordance with this Article IX.

(b)	The validity, construction, and interpretation of this Article IX, and all procedural aspects of the arbitration conducted pursuant to this Article IX, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of “fraud in the inducement” to enter into this Agreement, or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration shall be decided by the arbitrators. The arbitration shall be administered by the American Arbitration Association (the “AAA”), and shall be conducted pursuant to the Commercial Arbitration Rules of the AAA, as modified by the Agreement. In deciding the substance of the Parties’ Disputes, the arbitrators shall refer to the substantive laws of the State of Louisiana for guidance (excluding Louisiana choice-of-law principles that might call for the application of some other state’s law). Notwithstanding any other provision in this Article IX to the contrary, the Parties expressly agree that the arbitrators shall have absolutely no authority to award consequential, incidental, special, treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Louisiana law, the law of any other state, or federal law, or under the Commercial Arbitration Rules of the AAA, the Parties hereby waiving their right, if any, to recover consequential, incidental, special, treble, exemplary or punitive damages in connection with any such Disputes.

(c)	The arbitration proceeding shall be conducted in New Orleans, Louisiana, before a panel of three arbitrators appointed in accordance with the Commercial Arbitration Rules of the AAA consisting of persons from any of the following categories: (i) attorneys having practiced in the area of oil and gas law for at least ten years, (ii) engineers with at least ten years of experience in the oil and gas industry, or (iii) certified public accountants with at least ten years of experience in the oil and gas industry dealing with joint interest billings; provided, however, that if the dispute relates solely to the final accounting statement or any other predominantly accounting issue, all three arbitrators chosen shall be accountants as set forth in the preceding Section 9.01(c)(iii). The arbitrators shall conduct a hearing as soon as reasonably practicable after appointment of the third arbitrator, and a final decision completely disposing of all Disputes that are the subject of the arbitration proceedings shall be rendered by the arbitrators within 30 days after the hearing, to the extent reasonably practicable. The arbitrators’ ultimate decision after final hearing shall be in writing. In case the arbitrators award monetary damages to either Party, the arbitrators shall certify in their award that they have not included any consequential, incidental, special, treble, exemplary or punitive damages.

(d)	The arbitrators shall designate a prevailing Party in their final award. Pursuant to this determination, the arbitrators shall award to the prevailing Party its attorneys’ fees, costs and expenses of the arbitration (including the arbitrators’ fees and expenses) in full.

(e)	To the fullest extent permitted by law, the arbitration proceeding and the arbitrators’ award shall be maintained in confidence by the Parties.

(f)	The award of the arbitrators shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court.

ARTICLE X
INDEMMFICATION

10.01 Seller’s Indemnification.

(a)	If the Closing occurs, Seller agrees to indemnify, defend and hold harmless Buyer, its parent, subsidiary and Affiliates, and their respective officers, directors, employees, agents, representatives, and their successors and assigns (collectively, the “Buyer Indemnitees”) from and against any and all Indemnified Losses that are attributable to (i) a breach by Seller of its representations, warranties, covenants and agreements hereunder, (ii) Pre-Effective Time Liabilities, (iii) Interim Period Liabilities, and (iv) the matters listed on Schedule 5.05, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT FAULT OR NEGLIGENCE (ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES.

(b)	Notwithstanding anything to the contrary in Section 10.01(a), in no event shall any amounts be recovered from Seller, its parent, subsidiary or any of its Affiliates:

(i)	relating to any breach of a representation or warranty or covenant by Seller of which Buyer had Knowledge at least two (2) Business Days prior to the Closing Date and with respect to which Buyer failed to give a Breach Notice;

(ii)	for any matter under Section 10.01(a) for which a written notice of claim specifying in reasonable detail the specific nature of and specific basis of the Losses and the estimated amount of such Indemnified Losses (“Claim Notice”) is not delivered to Seller prior to the close of business on the day 12 months following the Closing Date (or the later closing date with respect to any Property specified in Sections 7.01(c)(iv) or 7.05), and the indemnities granted by Seller in Section 10.01(a) shall terminate on such date; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 10.01(b)(ii) prior to such 12 month anniversary until the earlier to occur of (i) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached and Seller has paid all required amounts or (ii) the date on which the matter described in such Claim Notice has otherwise reached final resolution and Seller have paid all required amounts;

(iii)	for any individual Indemnified Loss arising out of a single set of facts and circumstances resulting from matters described in Section 10.01(a) that is less than $50,000;

(iv)	for any Indemnified Losses resulting from matters described in Section 10.01(a) until the aggregate amount of Indemnified Losses incurred by the Buyer Indemnitees in respect of all matters giving rise to such Indemnified Losses (but excluding matters described in clause (iii)) exceeds $500,000 (the “Deductible”); and in the event the aggregate Indemnified Losses exceed the Deductible, then Seller shall be liable (subject to the other provisions of this Section 10.01(b)) to indemnify the Buyer lndemnitees for those Indemnified Losses that so exceed the Deductible; and

(v)	for any Indemnified Losses resulting from matters described in Section 10.01(a) that exceed the Cap. As used herein the term “Cap” means that time when the Indemnified Losses incurred by the Buyer Indemnitees in respect of all matters described in Section 10.1(a) first equals 25% of the Purchase Price (including the Deductible). For the avoidance of doubt, the limitation described in this Section 10.01(b)(v) permits a maximum possible recovery by Buyer under Section 10.01(a) of an aggregate amount equal to 24% of the Purchase Price; provided, however, that the limitations set forth in this Section 10.01(b) shall not apply to indemnification obligations arising under Sections 3.04, the last sentence of 3.06, 7.01(c)(iii)(x), 7.02(c)(i), 7.06(b)(i), 7.14, 10.01(a)(iv), 12.03, 13.05, 13.08 or 13.09.

10.02 Buyer’s Indemnification. If the Closing occurs:

(a)	Buyer hereby assumes and agrees to pay, perform and discharge the following liabilities and obligations (collectively, the “Assumed Obligations”):

(i)	all liabilities (including all General Liabilities and Environmental Liabilities) and obligations that are attributable to the ownership or operation of the Assets on and after the Effective Time (including with respect to damage to property or injury to or death of persons, in each case occurring on or after the Effective Time but attributable in whole or in part to conditions or operations that existed or occurred before the Effective Time);

(ii)	all of Seller’s liabilities and obligations to properly plug and abandon all wells located on the Assets and remove all related facilities and equipment now or hereafter located on the Assets and clean up and restore the Assets (including all obligations to clean up, close and abandon all pits and impoundments) in accordance with all applicable laws and regulations, and to the satisfaction of all applicable Governmental Authorities (regardless of whether any such obligation to plug, abandon, remove, clean up and restore is attributable to periods of time prior to or on and after the Effective Time); and

(iii)	any and all obligations to make up, deliver or pay for Hydrocarbon volumes under any gas balancing or similar arrangements affecting the Assets in respect of amounts owed thereunder by Seller as of the Effective Time, to the extent such Hydrocarbon volumes were reflected on the Imbalance Statement or otherwise taken into account in connection with the determination of the Adjusted Purchase Price.

(b)	Buyer agrees to release, indemnify, defend and hold harmless Seller, its parent, subsidiary and Affiliates, and their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnitees”) from and against any and all Indemnified Losses that are attributable to (i) a breach by Buyer of its representations, warranties, covenants and agreements hereunder or (ii) the Assumed Obligations, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT OR CONCURRENT FAULT OR NEGLIGENCE (ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

10.03 General Provisions.

(a)	The indemnity, defense and hold harmless obligations set forth in Sections 10.01(a) and 10.02(a) above shall not apply (i) to the extent that a claim for indemnification by a Party relates to any amount or item for which such Party received credit as an adjustment to the Purchase Price pursuant to the provisions hereof or (ii) to either Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

(b)	Upon reasonable request of Seller, Buyer agrees to execute and deliver specific assumption agreements, in a form mutually acceptable to Buyer and Seller, with respect to the Assumed Obligations (without increasing Buyer’s obligations under this Agreement).

(c)	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR UNDER ANY LEGAL REQUIREMENTS, THE REMEDIES AVAILABLE TO SELLER AND BUYER UNDER THIS ARTICLE X SHALL BE THE SOLE AND EXCLUSIVE REMEDIES (i) FOR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT IN THIS AGREEMENT OR (ii) OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)	NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL HAVE ANY LIABILITY UNDER THIS AGREEMENT FOR (AND EACH PARTY HEREBY RELEASES THE OTHER PARTY FROM) EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES, EXCEPT WITH RESPECT TO A THIRD PARTY CLAIM FOR WHICH A PARTY IS SEEKING INDEMNIFICATION HEREUNDER.

10.04 Indemnification Procedures. All claims for indemnification under this Article X shall be asserted and resolved pursuant to this Section 10.04. Any person or entity claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person or entity against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any Third Party Claims are asserted against or sought to be collected from an Indemnified Party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a written notice of claim specifying in reasonable detail the specific nature, specific basis and amount of the Third Party Claims for which indemnification is sought. The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of such written notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claims and (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claims; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Third Party Claims, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claims that the Indemnifying Party elects to contest or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

ARTICLE XI
TERMINATION

11.01 Right of Termination. This Agreement may be terminated at any time at or prior to Closing:

(a)	by mutual written consent of the Parties;

(b)	by Seller on June 20, 2005, if the conditions set forth in Section 8.01 have not been satisfied in all material respects by Buyer or waived by Seller in writing by June 20, 2005;

(c)	by Buyer on the June 20, 2005, if the conditions set forth in Section 8.02 have not been satisfied in all material respects by Seller or waived by Buyer in writing by June 20, 2005;

(d)	by Buyer or Seller in accordance with the provisions of Section 7.06(c);

(e)	by any Party if the Closing shall not have occurred on or before June 20, 2005;

(f)	by any Party if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of the transactions contemplated herein; or

(g)	by any Party if the aggregate amount of all Title Defects, Material Environmental Conditions and Material Casualty Losses exceeds twenty percent (20%) of the Purchase Price; provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (e) above if such Party is at such time in Material Breach of any provision of this Agreement.

11.02 Effect of Termination. In the event that Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 11.01, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that nothing herein shall relieve any Party from any liability for any breach hereof or any liability that has accrued prior to the date of such termination.

The provisions of Article IX and Sections 13.05, 13.06 and 13.07 shall survive the termination of this Agreement.

ARTICLE XII
TAXES

12.01 Apportionment of Ad Valorem and Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations with respect to the Assets for the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. That portion of such apportioned tax liability which is attributable to Seller shall be credited to Buyer’s account. Buyer shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the tax period in which the Effective Time occurs. Buyer shall supply Seller with copies of the filed reports and proof of payment promptly after filing and paying them.

12.02 Sales Taxes, Filing Fees, Etc. The Purchase Price and the Adjusted Purchase Price provided for herein are net of any sales taxes or other transfer taxes in connection with the sale of the Assets. Buyer shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes and/or fees, Buyer shall, upon presentment of an invoice by Seller, promptly deliver a check to Seller in full payment of the invoice. Buyer shall defend, indemnify and hold Seller harmless with respect to the payment of any of those taxes, including any interest or penalties assessed thereon.

12.03 Other Taxes. All production, severance, excise, and other similar such taxes or fees (other than income taxes) relating to production of oil, gas and condensate attributable to the Assets prior to the Effective Time shall be paid by Seller, and all such taxes relating to such production on and after the Effective Time shall be paid by Buyer.

ARTICLE XIII
MISCELLANEOUS

13.01 Survival. The representations, warranties, covenants and agreements in this Agreement and any document delivered pursuant hereto shall survive the Closing, subject to the provisions of Section 10.01 (b)(ii).

13.02 Seller’s Disclaimers. Except as expressly set forth in this Agreement, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to any Person (including, any information contained in any opinion, information or advice that may have been provided to any such Person by any officer, director, stockholder, partner, employee, agent, consultant, representative or contractor of Seller, its parent, subsidiary and Affiliates or any engineer or engineering firm, or other agent, consultant or representative) wherever and however made with respect to the transactions contemplated hereby. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, THERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER, OR (c) OTHER THAN AS SET FORTH IN SECTION 5.16, THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT AS EXPRESSLY SET FORTH

IN THIS AGREEMENT SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (v) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, AND (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE V) THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

13.03 UTPCPL WAIVER. TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW (LA. R. S. 51:1402, ET SEQ.) BUYER WARRANTS AND REPRESENTS THAT IT: (i) IS EXPERIENCED AND KNOWLEDGEABLE WITH RESPECT TO THE OIL AND GAS INDUSTRY GENERALLY AND WITH TRANSACTIONS OF THIS TYPE SPECIFICALLY; (ii) POSSESSES AMPLE KNOWLEDGE, EXPERIENCE AND EXPERTISE TO EVALUATE INDEPENDENTLY THE MERITS AND RISKS OF THE TRANSACTION HEREIN CONTEMPLATED; AND, (iii) IS NOT IN A SIGNFICIANTLY DISPARATE BARGAINING POSITION IN NEGOTIATIONS WITH SELLER.

13.04 WAIVER OF CONSUMER RIGHTS. BUYER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER. IN ADDITION, TO THE EXTENT APPLICABLE TO THE ASSETS OR ANY PORTION THEREOF, BUYER HEREBY WAIVES THE PROVISIONS OF THE LOUISIANA AND TEXAS CONSUMER PROTECTION LAWS REGARDING FALSE, MISLEADING AND DECEPTIVE BUSINESS PRACTICES, UNCONSCIONABLE ACTIONS AND BREACHES OF WARRANTY; PROVIDED, HOWEVER, THAT NOTHING HEREIN CONTAINED SHALL BE DEEMED A WAIVER BY BUYER WHERE SUCH WAIVER IS PROHIBITED BY LAW. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (i) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS, OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (ii) HAS ASSETS OF TWO HUNDRED MILLION DOLLARS OR MORE ACCORDING TO ITS MOST RECENT FINANCIAL STATEMENT PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, (iii) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (iv) IS NOT IN A

SIGNIFICANTLY DISPARATE BARGAINING POSITION. Nothing in this Section shall be interpreted as a waiver of the express representations and warranties in this Agreement.

13.05 Notices. All notices, requests, instructions or other correspondence to be given hereunder by one Party to another shall be in writing and mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered personally (which shall include delivery by a courier or messenger service) or by telecopy transmission with confirmation of receipt, as follows:

If to Seller, addressed to:

Murphy Exploration & Production Company — USA
P. O. Box 61780
New Orleans, Louisiana 70161-1780
Attention: Mr. Steven L. Jones

     or

Murphy Exploration & Production Company — USA
131 South Robertson Street
New Orleans, Louisiana 70112
Attention: Mr. Steven L. Jones

Fax: 504-561-2551

If to Buyer, addressed to:

Energy Resource Technology, Inc.
400 North Sam Houston Parkway East, Suite 400
Houston, Texas 77060
Attention: Mr. W. Fred Deusinger

Fax: 281-618-0544

Notices given by mail or by personal delivery shall be effective (and deemed to have been given) upon actual receipt. Notices given by telecopier shall be effective upon actual receipt if received and confirmed by return transmission during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.

Buyer and each Seller may change any address to which notice is to be given to it by giving notice thereof as provided above of such change of address.

13.06 Governing Law. The provisions of this Agreement, the documents delivered pursuant hereto and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Louisiana (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction); provided that, the validity and enforceability of all conveyance documents or instruments executed and delivered pursuant to this Agreement insofar as they affect title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is located.

13.07 Waiver of Jury Trial. SELLER AND BUYER DO HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED UPON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.08 Public Announcements. No Party shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby (it being understood that this shall not restrict the disclosure by Buyer of reserve, production and similar information relating to the Assets) without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided that the foregoing shall not restrict disclosures that are required by applicable Legal Requirements or the rules of applicable stock exchanges.

13.09 Confidentiality. Seller and Buyer shall comply with any undertaking of confidentiality set forth in the Confidentiality Agreement. If this Agreement terminates, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. However, notwithstanding the provisions contained in the Confidentiality Agreement, the Parties may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction contemplated hereby beginning on the earliest of (i) the date of the public announcement of discussions relating to this transaction, (ii) the date of public announcement of the transaction, or (iii) the date of execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law, except as permitted under the Confidentiality Agreement.

13.10 No Admissions. Buyer and Seller agree that neither this Agreement, nor any part hereof, nor any performance under this Agreement, nor any payment of any amount pursuant to any provision of this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgement of any liability, fault, or past or present wrongdoing, or violation of any law, rule, regulation, or policy, by either Seller or Buyer or by their respective officers, directors, employees, or agents.

13.11 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

13.12 Entire Agreement; Amendments and Waivers. Except for the Confidentiality Agreement, this Agreement (together with all Schedules attached hereto) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties, covenants or agreements between the Parties in connection with the subject matter hereof and thereof except as set forth specifically herein or therein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party or Parties to be bound thereby and expressly referencing this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar) nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

13.13 Successors; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and assigns any rights, benefits or obligations hereunder, except for the indemnification provisions for the benefit of the Seller Indemnitees and Buyer Indemnitees.

13.14 Restrictions on Assignment. Prior to the Closing, neither Buyer nor Seller may assign its rights hereunder without the other Party’s consent. After the Closing, Seller may not assign its obligations hereunder without the prior written consent of Buyer first having been obtained.

13.15 Severability. If any one or more of the provisions contained in this Agreement or in any document delivered pursuant hereto shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such document.

13.16 Further Assurances. After Closing, the Parties will take and will cause their Affiliates to take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably necessary to effectuate the intent of this Agreement.

13.17 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.18 Tax Free Exchange. Seller retains the right to sell its interests in the Assets to Buyer as a non-simultaneous like-kind property exchange for cash pursuant to Section 1031 of the Code. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange. Seller shall indemnify, defend and hold the Buyer Indemnitees harmless from and against any and all losses as a result of any tax deferred exchange by Seller, including without limitation any and all additional costs, expenses, fees or liabilities incurred by Buyer as a result of or in connection with Seller’s tax deferred exchange.

     WITNESS WHEREOF, the Parties hereby execute this Agreement as of the date first written above.

SELLER:	MURPHY EXPLORATION & PRODUCTION COMPANY — USA

	By:	/s/ JOHN C. HIGGINS

	Name:	John C. Higgins
	Title:	President

BUYER:	ENERGY RESOURCE TECHNOLOGY, INC.

	By:	/s/ JOHNNY EDWARDS

	Name:	Johnny Edwards
	Title:	President